SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549


                                  FORM 8-K

                               CURRENT REPORT


   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported):  June 22, 1998


                          VULCAN MATERIALS COMPANY
           (Exact name of registrant as specified in its charter)


                                 New Jersey
               (State or other jurisdiction of incorporation)

            1-4033                                63-0366371
 (Commission File Number)           (I.R.S. Employer Identification Number)

                  One Metroplex Drive, Birmingham, Alabama
                  (Address of principal executive offices)

      Registrant's telephone number, including area code (205) 877-3000


Item 5.  Other Events

     On June 22, 1998, Vulcan Materials Company issued the following press release:

                        VULCAN ANNOUNCES FORMATION OF
                    JOINT VENTURE WITH MITSUI & CO., LTD.
                 AND COMMENTS ON CURRENT BUSINESS CONDITIONS

    Birmingham, Alabama, June 22, 1998 - Vulcan Materials Company (NYSE:VMC) today announced that it has formed a joint venture with Mitsui & Co., Ltd., for the purpose of constructing a new chloralkali plant and expanding the ethylene dichloride (EDC) capacity at Vulcan's current manufacturing site in Geismar, Louisiana. EDC is a precursor to vinyl and polyvinyl chloride (PVC) products.

    The joint venture will construct and operate a chloralkali plant at Vulcan's Geismar facility, which will add annual capacity of approximately 210,000 tons of chlorine and 230,000 tons of caustic soda per year. In addition, the joint venture will acquire existing Vulcan EDC production assets and purchase rights to use existing supporting utilities and facilities at Geismar. The joint venture will expand the existing EDC capacity to 270,000 tons per year. Vulcan will continue to own and operate its existing chloralkali plant and other related facilities at the Geismar location.

    Vulcan is a 51% owner of the joint venture and Mitsui is a 49% owner. In addition to the contribution of its existing EDC plant, Vulcan expects to invest approximately $90,000,000 in the joint venture, including working capital. The joint venture is expected to begin production in early 2000.

    Mitsui will buy all of the EDC output at the Geismar facility. Mitsui is the largest EDC trader in the world and holds equity positions in several Asian vinyl and PVC producers.

    Vulcan will operate the joint venture facility; also, through its existing domestic sales and distribution network, Vulcan will market for the joint venture all caustic soda produced by the project. Most of the chlorine produced by the joint venture will be delivered by pipeline to customers within the Geismar area who will return anhydrous hydrogen chloride (HCl) to the joint venture. The HCl will be used by the joint venture as feedstock in the expanded EDC facility. The remainder of chlorine produced by the joint venture will either be purchased by Vulcan for internal consumption or marketed by Vulcan for the joint venture.

    Donald M. James, Chairman and Chief Executive Officer of Vulcan said, "We are extremely pleased to be entering this new relationship with Mitsui. Vulcan and Mitsui have been doing business together for over 20 years. This new project is structured to provide relatively stable returns to the joint venture and Vulcan over chloralkali business cycles and the life of the project. It focuses each of us on what we do well: Vulcan as a producer of chloralkali products and Mitsui as an international marketer of EDC. As an added benefit of this project, we will be able to achieve a net reduction of emissions at the Geismar plant."

    Mr. James also commented on current business conditions as they affect Vulcan's two segments, chemicals and construction materials. "After an outstanding first quarter for the Chloralkali Business Unit, it has become apparent during the second quarter that improving caustic soda prices have not yet overcome the cyclical decline in demand for chlorine and some chlorinated derivatives. The current Asian financial crisis certainly plays a role in this decline for the industry. In addition, the Company's Performance Systems Business Unit has been adversely affected by weaknesses in the pulp and paper and textile sectors, and margins have not yet improved to anticipated levels. While it is difficult to project chloralkali pricing in this environment, we currently expect chemicals' results to approximate last year's results.

    "On the other hand," Mr. James continued, "The final enactment of the new highway bill during the second quarter sets the stage for increased demand for construction aggregates over the next six years. Construction Materials Group shipments have remained strong thus far in the second quarter even though the impact from the new highway bill has not yet begun. We continue to believe the Construction Materials segment and the Company as a whole will experience record results in 1998."

                           *  * *  *  * *  *  *  *

    Mitsui & Co., Ltd., based in Tokyo, is Japan's largest general trading company. Mitsui combines more than 100 years of international trading experience with an overseas network linking 200 cities worldwide.

    Vulcan is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates and a leading chemicals manufacturer, supplying chloralkali and other industrial chemicals principally to the chemical, pulp and paper, water management, food processing and textile industries.

    Certain matters discussed in this release contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These include general business conditions, competitive factors, pricing, energy costs and other risks and uncertainties as detailed from time to time in the Company's SEC reports, including the report filed on Form 10-K for the year.

                                 -END-


                              SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              VULCAN MATERIALS COMPANY


                              /s/ E. Starke Sydnor
                              Assistant General Counsel
                              Chemicals and Environmental

Date:     June 25, 1998